As filed with the Securities and Exchange Commission on June 16, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Popular, Inc.
(Exact name of registrant as specified in its charter)

Puerto Rico	66-0416582
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 765-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jorge A. Junquera
Popular, Inc.
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 765-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Copies to:

Brunilda Santos de Alvarez	Eduardo J. Arias
Popular, Inc.	Jorge A. Rivera
209 Muñoz Rivera Avenue	Pietrantoni Méndez & Alvarez LLP
San Juan, Puerto Rico 00918	Banco Popular Center, 19th Floor
(787) 765-9800	209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 274-4910

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to	aggregate	Proposed maximum	Amount of
to be registered	be registered	price per unit	aggregate offering price	registration fee
Common Stock, $6.00 par value per share (including attached rights to purchase Series A Participating Preferred Stock)(2)	(1)	(1)	(1)	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee, except for $1,642.05 that has already been paid with respect to $96,712,500 aggregate initial offering price of securities registered pursuant to Registration Statement No. 333-91580 that were not sold thereunder.

(2)	There is one Preferred Right issued with each share of common stock as described under “Stockholder Protection Rights Agreement”.

PROSPECTUS
POPULAR, INC.
Dividend Reinvestment and Stock Purchase Plan
Common Stock, Par Value $6 Per Share
This prospectus describes the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan. The Plan promotes long-term ownership in Popular, Inc. by offering:
•	A simple, cost-effective method for you to purchase shares of common stock of Popular, Inc. without paying of brokerage commissions, fees or service charges;

•	A way to increase your Popular, Inc. holdings by reinvesting your cash dividends; and

•	The opportunity for you to purchase additional shares of Popular, Inc. common stock by making optional cash payments.
You do not have to be a current Popular, Inc. shareholder to participate in the Plan. You can purchase your first shares of Popular, Inc. common stock through the Plan by making an initial investment of not less than $100 or more than $10,000. If you currently participate in the Plan, you will continue to participate in the Plan automatically.
This prospectus relates to the offering of shares of Popular, Inc. common stock to be offered for purchase under the Plan, subject to adjustment for stock splits and similar events. Shares will be purchased at the prices described in Question 10 of this prospectus.
The shares of Popular, Inc. common stock are traded on the Nasdaq National Market System under the symbol “BPOP”.
Neither the Securities and Exchange Commission nor any Commonwealth of Puerto Rico or state securities commission has approved or disapproved these securities or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of Popular, Inc. common stock purchased or held under the terms of the Plan are not savings accounts or deposits of any bank or savings association, are not insured by the FDIC or any other governmental agency and may lose value. There is no bank guarantee attached to these securities.
The date of this prospectus is June 16, 2006.

     You should rely only on the information incorporated by reference or contained in this prospectus. No one is authorized to provide prospective investors with information different from that incorporated by reference or contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC”, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we may sell the securities described in this prospectus in one or more offerings.
The information in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or documents to which we otherwise refer you. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or supplements thereto, as well as information we have filed or will file with the SEC and incorporated by reference in this prospectus, is accurate as of the date of the applicable document or other date referred to in that document. Our business, financial condition, and results of operations may have changed since that date.
The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under “Where You Can Find More Information”.
When you acquire any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any agents whom we may from time to time retain, have authorized anyone to provide you with different information.
References in this prospectus to the “Company”, “Popular”, “Popular, Inc”, “we”, “us” or “our” refer to Popular, Inc. and its subsidiaries.
Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$”.

POPULAR, INC.
          Popular, Inc. is a diversified, publicly owned bank holding company, registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and, accordingly, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (“the Federal Reserve Board”). Popular, Inc. was incorporated in 1984 under the laws of the Commonwealth of Puerto Rico and is the largest financial institution based in Puerto Rico, with consolidated assets of $48.6 billion, total deposits of $23.4 billion and stockholders’ equity of $3.5 billion at March 31, 2006. At March 31, 2006, Popular, Inc. ranked 22nd in assets and 30th in market value of its common stock among U.S. bank holding companies based on public information gathered and published by SNL Securities. Our executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.
Our principal bank subsidiary, Banco Popular de Puerto Rico (“Banco Popular” or the “Bank”), was organized in 1893 and is Puerto Rico’s largest bank with consolidated total assets of $26.1 billion, deposits of $15.0 billion and stockholder’s equity of $1.6 billion at March 31, 2006. The Bank accounted for 54% of the total consolidated assets of the Company at March 31, 2006. Banco Popular has the largest retail franchise in Puerto Rico, with 194 branches and over 580 automated teller machines and has the largest trust operation in Puerto Rico. The Bank also operates seven branches in the U.S. Virgin Islands, one branch in the British Virgin Islands and one branch in New York. Banco Popular’s deposits are insured under the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation (the “FDIC”). Banco Popular has three subsidiaries, Popular Auto, Inc., Puerto Rico’s largest vehicle financing, leasing and daily rental company, Popular Finance, Inc., a small personal loan and mortgage company with 43 offices and seven mortgage centers in Puerto Rico, and Popular Mortgage, Inc., a mortgage loan company with 34 offices in Puerto Rico.
We have three other principal subsidiaries: Popular Securities, Inc., Popular International Bank, Inc. (“PIB”) and EVERTEC, Inc. (formerly GM Group, Inc.).
DESCRIPTION OF THE PLAN
     We have set forth the provisions of the Plan below in question and answer form.
Purpose
     1. What is the purpose of the Plan?
          The Plan was adopted by our Board of Directors on February 12, 1991. The primary purpose of the Plan, as amended, is to provide our shareholders and other investors with a simple, economical and convenient method of investing cash dividends and optional cash payments in shares of our common stock without payment of brokerage commissions, service charges or other fees. When such shares are purchased directly from us, we will receive additional funds for general corporate purposes.
     The Plan is intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that cause aberrations in the composite trading volume of our common stock.

Advantages and Disadvantages of Participation in Plan
     2. What are the advantages and disadvantages of the Plan?
          Advantages
•	You may have cash dividends on all or part of your shares of common stock automatically reinvested in additional shares at 95% of the Average Market Price (as defined in Question 10).

•	You may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares of common stock. Residents of Puerto Rico may make optional cash payments by authorizing the Plan Administrator to debit their accounts at Banco Popular or using the telephone payment service known as “Telebanco Popular.”

•	If you are not presently a shareholder of Popular, Inc. you may become a participant by making an initial cash investment of not less than $100 and not more than $10,000 to purchase shares of common stock under the Plan.

•	You will not pay any brokerage commissions, service charges or other fees in connection with the purchase of shares of common stock under the Plan.

•	Your funds will be fully invested because the Plan permits fractions of shares to be credited to your account.

•	If you are a registered holder you may direct the Plan Administrator to sell all or a portion of your shares held in the Plan.

•	You can avoid record keeping costs and the need for safekeeping of stock certificates for shares credited to your Plan account through the free reporting and custodial services provided under the Plan.
          Disadvantages
•	You will not be able to precisely time your purchases through the Plan and will bear the market risk associated with the fluctuations in the price of the common stock pending investment of funds under the Plan. See Question 11 regarding the timing of the purchase of shares.

•	Execution of sales of shares held in the Plan may be subject to delay. You will bear the market risk associated with the fluctuations in the price of the common stock pending the sale of your shares pursuant to the Plan. See Question 18.

•	You will not earn interest on funds held by the Plan Administrator pending investment of optional or initial cash payments. See Question 11.

•	You may not pledge the shares credited to your Plan account until you withdraw the shares from the Plan. See Question 21.
Participation
     3. Who is eligible to participate?
          A “registered holder”, which means a shareholder whose shares of common stock are registered in our stock transfer books in his or her name, or a “beneficial owner”, which means a shareholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee, may participate in the Plan. If you are a registered holder you may participate in the Plan directly. If you are a beneficial owner you must either become a registered holder by having your shares transferred into your name or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. In addition, if you are not currently a Popular, Inc. shareholder you may participate in the Plan by mailing an initial cash investment of not less than $100 nor more than $10,000.
          Your right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of common stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of our common stock.
          We reserve the right to deny or terminate participation of any shareholder residing in a jurisdiction in which their participation in the Plan would be unlawful or if we otherwise deem it advisable under any applicable law or regulation.
     4. How do I enroll in the Plan?
          If you are a registered holder you may join the Plan by completing and signing the Authorization Form accompanying this prospectus and returning it to Banco Popular, the Plan Administrator. See Question 15. If your stock is registered in more than one name (for example, joint owners) all registered holders must sign exactly as their names appear on the account registration. If you are a beneficial owner you must instruct your broker, bank or other nominee to complete and sign the Authorization Form and return it to the Plan Administrator. In certain situations where the broker, bank or other nominee holds shares of a beneficial owner in the name of a major securities depository, a Broker and Nominee Form may also be required to participate in the Plan. If you are not currently a Popular, Inc. shareholder, but desire to become a participant by making an initial investment in shares of common stock, you may join the Plan by signing an Authorization Form and forwarding it, together with your initial investment to the Plan Administrator at the address set forth in Question 15.
          Authorization Forms, Broker and Nominee Forms and additional copies of this prospectus may be obtained through our website at http://www.popularinc.com or by contacting the Plan Administrator at: Banco Popular de Puerto Rico, Trust Division (725), PO Box 362708, San Juan, Puerto Rico 00936-2708, Attention: Popular, Inc. Dividend Reinvestment and Stock Purchase Plan, Telephone No. 1-877-769-1893.
          We may appoint from time to time one or more information agents (the “Information Agent”) for the Plan. We will pay the fees and expenses of the Information Agent and may agree to indemnify the Information Agent for certain liabilities which it may incur in connection with the rendering of its services for the Plan.
     5. What are the options available under the Plan?
          If you participate in the Plan you may choose from the following investment options:
•	FULL DIVIDEND REINVESTMENT option. Under this option, you may direct the Plan Administrator to invest all cash dividends on all of the shares of common stock then or subsequently registered in your name, together with any optional or initial cash payments, in the purchase of additional shares in accordance with the Plan.

•	PARTIAL DIVIDEND REINVESTMENT option. Under this option, your may direct the Plan Administrator to invest all cash dividends on only that number of shares of common stock registered in your name that is specified in the appropriate space on the Authorization Form, together with any optional cash or initial payments, in the purchase of additional shares in accordance with the Plan.

•	OPTIONAL CASH PAYMENTS ONLY option. This option permits you to make optional cash payments for the purchase of additional shares of common stock in accordance with the Plan, while continuing to receive cash dividends on shares registered in your name in the usual manner.
          If you sign and return an Authorization Form with no investment alternative designated, you will be enrolled in the Full Dividend Reinvestment option.
     6. May I change investment options after I enroll in the Plan?
          Yes. You may change your investment option or the number of participating shares at any time by completing a new Authorization Form and returning it to the Plan Administrator at the address specified in Question 15.
     7. When may I join the Plan?
          Eligible shareholders and other interested investors may join the Plan at any time. If the Plan Administrator receives an Authorization Form requesting the reinvestment of dividends on or prior to the record date established for a particular dividend, reinvestment will commence with that dividend. We anticipate that the dividend record dates will normally precede the dividend payment dates by approximately two weeks. If the Authorization Form is received after the record date established for a particular dividend, then the reinvestment of dividends will not begin until the dividend payment date following the next record date.
          See Questions 12 and 13 to determine when persons who select the Optional Cash Payments Only option will begin to participate in the Plan.
Purchases Under the Plan
     8. What is the source of shares purchased under the Plan?
          Shares of common stock purchased with reinvested dividends will be purchased directly from Popular, Inc. Shares purchased with optional cash payments will be purchased on the open market or in negotiated transactions. All shares purchased on the open market or in negotiated transactions will be purchased by Keefe, Bruyette & Woods, as agent for the participants or any other independent broker-dealer or financial institution that we may appoint from time to time to act as agent for the participants (the “Agent”). Purchases of shares in the open market may be made in the over-the-counter market or on any securities exchange where our common stock may be traded.
     9. How will shares purchased under the Plan be allocated to my account?
          Your account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested for you less any taxes required to be withheld (see Question 20) divided by the applicable purchase price per share.
     10. How will the price be determined for shares purchased under the Plan?
          The price of shares purchased from Popular, Inc. with reinvested dividends under the Plan will be 95% of the average of the daily high and low sales prices of our common stock on the NASDAQ National Market System, as reported in The Wall Street Journal, for the last five reported trading days immediately preceding the relevant Investment Date (the “Average Market Price”). See Question 11 for the definition of Investment Date. The price of shares purchased in the open market or in negotiated transactions with optional cash payments will be the weighted average price paid for all shares of common stock purchased by the Agent for the relevant Investment Date.
          If there is no trading in the common stock for a substantial amount of time immediately preceding a dividend payment date, the price per share shall be determined by the Plan Administrator on the basis of such market quotations as it deems appropriate. No shares will be sold to participants in the Plan at less than $6 per share, the par value of our common stock.
     11. When will shares be purchased under the Plan?
          Shares of common stock will be purchased for participants on the relevant Investment Dates. The Investment Dates for purchases of shares with reinvested dividends will be the common stock dividend payment dates.
          The Investment Dates for initial and optional cash payments are the dates on which the Agent purchases shares in the open market or in negotiated transactions. The Agent will make such purchases on the business day following the 15th calendar day of each month or as soon as practicable thereafter. Shares of common stock purchased with initial or optional cash payments will be credited to a participant’s account as of the Investment Date in which they are purchased.
          Subject to any limitations imposed by federal or state securities laws, the Agent will have full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made. Under certain circumstances, observance of the rules and regulations of the Securities and Exchange Commission, including Regulation M under the Securities Exchange Act of 1934, may require temporary suspension of such purchases by the Agent or may require that purchases be spread over a longer period than indicated in Questions 11 and 12. Popular, Inc., the Plan Administrator, and the Agent will not be liable when conditions prevent the purchase of shares or interfere with the timing of purchases.
Optional Cash Payments
     12. How do optional cash payments work?
          If you participate in the Plan you may make optional cash payments for the purchase of additional shares of common stock at any time subject to the limitations described below and in Question 13. Checks and money orders must clear prior to the fifteenth day of the month in which the investment is to be made. All checks must be in U.S. dollars and drawn on a U.S. bank. Checks and money orders that have not cleared prior to the fifteenth day of the month will be retained by the Plan Administrator and applied to the purchase of shares on the next Investment Date. No interest will be paid on optional cash payments held pending investment. If you intend to make optional cash payments we urge you to make your payments as shortly as possible before the fifteenth day of the month but allowing sufficient time to ensure that the payment clears prior to such day. Optional cash payments received prior to the thirtieth day preceding the Investment Date on which they would be invested will be returned to the participant.
          The minimum optional cash payment per month you can make is $25 and the maximum amount is $10,000, except that non-shareholders who wish to participate must make an initial investment of at least $100. You do not have to invest the same amount of money each month, and you never have any obligation to make an optional cash payment. Optional cash payments will be refunded if a written request for a refund is received by the Plan Administrator at least 48 hours prior to the day when such investment is to be made, Optional cash payments of less than $25 and that portion of any optional cash payment which exceeds $10,000 will be returned to the participant without interest.
     13. How can I make optional cash payments?
          If you are a registered holder of Popular Inc.’s common stock you may make an optional cash payment when enrolling in the Plan by enclosing a check or money order made payable to “Banco Popular de Puerto Rico”

with the Authorization Form. All checks must be in U.S. dollars and drawn on a U.S. bank. Thereafter, you may make optional cash payments at any time subject to the limitations discussed in Question 12 by using the cash payment forms which will be attached to each participant’s statement of account.
          Alternatively, if you are a resident of Puerto Rico and maintain a savings or checking account at Banco Popular you may make optional cash payments by executing a form authorizing the Plan Administrator to debit your account at Banco Popular for the purchase of shares under the Plan or by using the Bank’s telephone payment service known as “Telebanco Popular.” If you elect this automatic debit feature, funds will be withdrawn from your bank account on or about the 15th day of each month (or the next business day if the 15th day is not a business day).
          If you hold shares through a broker, bank or other nominee that holds the shares of its clients in the name of a securities depository, optional cash payments may only be made on your behalf by your bank or broker through a Broker and Nominee Form (the “B&N Form”).
          The B&N Form provides the sole means by which a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of a beneficial owner. In such case, the broker, bank or other nominee must use the B&N Form for transmitting optional cash payments on behalf of the beneficial owner. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a beneficial owner. B&N Forms will be furnished at any time upon request to the Plan Administrator or the Information Agent at the respective address or telephone number specified in Question 15.
          If you desire to participate in the Plan but are not currently a Popular, Inc. shareholder, you may submit an Authorization Form and make an initial investment in your common stock through an optional cash payment.
Costs
     14. What fees are applicable to participants in the Plan?
          None. We pay all costs of administering the Plan. If you participate in the Plan you will not incur any brokerage commissions, service charges or fees for shares purchased under the Plan. As discussed in Question 18, however, if you withdraw shares from the Plan and request that the Plan Administrator sell the shares, you will be charged for any related brokerage commissions and applicable transfer taxes on the sale, if any.
Administration
     15. Who administers the Plan?
          Our wholly-owned subsidiary, Banco Popular de Puerto Rico, acts as Plan Administrator. Banco Popular will acquire newly issued shares with reinvested dividends, keep records, send account statements to each participant and perform other duties related to the Plan. As described in Question 8, any shares purchased on the open market with optional or initial cash payments will be made by the Agent and delivered to Banco Popular. Banco Popular holds the shares of all participants together in its name or in the name of its nominee.
          Banco Popular also acts as the dividend disbursing and transfer agent for our common stock.

          Any questions and communications you may have regarding the administration of the Plan, requests for additional copies of this prospectus, the B&N Forms or the Authorization Forms should be addressed to Banco Popular at the following address and telephone number:

Banco Popular de Puerto Rico
Trust Division (725)
PO Box 362708
San Juan, Puerto Rico 00936-2708
Attention:	Popular, Inc.
Dividend Reinvestment and
Stock Purchase Plan
Telephone: 1-877-764-1893
Email: Dripadministrator@bppr.com
Reports to Participants
     16. How do I keep track of my account’s activity?
          The Plan Administrator maintains a separate account for each participant. All shares of common stock purchased for you under the Plan will be credited to your Plan account. As soon as practicable after each purchase of shares, the Plan Administrator will mail to you an account statement. The statement will summarize the year-to-date transactions in your account, and will indicate the number of shares purchased for you under the Plan, the price per share paid and will include any applicable tax information. You will also receive quarterly statements of account and an annual statement showing the amount of reinvested dividends as well as other transactions under the Plan. These statements should be retained by you for your records. You may be required to pay a fee for copies of previous statements. In addition, you will receive copies of the annual and quarterly reports to shareholders, proxy statements sent to all other Popular, Inc. stockholders and information for income tax reporting purposes.
Certificates for Shares
     17. Will I receive stock certificates for shares purchased under the Plan?
          You will not receive stock certificates for shares purchased under the Plan unless you request them. Shares of common stock purchased for you under the Plan will credited to your account in book entry form. This service protects against loss, theft or destruction of stock certificates. The number of shares credited to your Plan account will be shown on your account statement.
          You may obtain a stock certificate, without charge, by making a written request to the Plan Administrator. No certificates will be issued for fractional shares of common stock. Instead, the market value of any fractional share will be paid in cash. Until you sell the shares held in your account or change the number of participating shares, dividends on all such shares will continue to be invested under the Plan even though certificates were issued to you.
          You are not permitted to pledge or transfer the shares credited to your Plan account to another person unless you have requested that the shares be withdrawn from the Plan and have received certificates for such shares registered in your name. Each account under the Plan is maintained in the name in which a participant’s shares are registered at the time the participant enters the Plan.
Withdrawals, Sale of Shares and Termination
     18. How may I withdraw or sell shares held in my Plan account?
          You may withdraw any or all whole shares credited to your Plan account at any time, by notifying the Plan Administrator in writing and specifying the number of shares you want to withdraw. Certificates for the number of whole shares you requested to be withdrawn will be issued to and registered in your name. Upon your request, the

Plan Administrator, through the Agent, will sell all or a portion of the shares credited to your Plan account and remit the proceeds, less any related brokerage commissions and applicable withholding or transfer taxes, if any, to you. The Plan Administrator will instruct the Agent to sell the shares in the open market at the prevailing market price within ten business days after receipt of the request or as soon as otherwise practicable. Any notice of withdrawal received by the Plan Administrator after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares purchased have been credited to your account.
          You should be aware that the Plan is not intended as a market timing vehicle and that you will not have the power to control the timing or price of the shares being sold. You will bear the market risk associated with any decrease in the price of the common stock during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the market by the Agent. Instructions sent to the Plan Administrator to sell shares may not be rescinded.
          Alternatively, you may sell your shares through a stockbroker of your choice or privately. In either case, you should request certificates for your shares as described above and, upon receipt proceed as you would to sell any other stock for which you have certificates.
          Please note that if your account holds less than one full share, we may close your account, liquidate the fractional share and send you a check representing the value of the fractional share.
     19. How and when may I close my Plan account?
          You may close your Plan account at any time by written notice to the Plan Administrator. As soon as practicable following termination, the Plan Administrator will send you a certificate for the number of whole shares in your account and a check in an amount equal to the value of any fractional share based upon the average of the daily high and low sales prices of the common stock as reported on the NASDAQ National Market System for the date of termination. If you so request, the Plan Administrator will sell all of the shares held in your account in the manner described in Question 18 and send you a check for the proceeds from the sale, less any related brokerage commissions and applicable withholding or transfer taxes, if any.
          Your account will normally be closed within 30 days after the Plan Administrator receives your written instructions. If your request to close your account is received on or after the record date for a dividend, cash dividends paid with respect to that record date will be reinvested in shares of common stock for your account. Any optional cash payments sent by you to the Plan Administrator prior to your request for termination will be invested unless you expressly request return of this amount in the request to close your account and the request is received at least two business days prior to the time when such amount would otherwise be applied to purchase shares. If dividends or optional cash payments are invested after the Plan Administrator has received a request to close your account, the request will be processed as promptly as possible.
          The Plan Administrator may also terminate a participant’s participation in the Plan if it receives written notice of the death or adjudicated incompetency of a participant. Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares of common stock will be made for the participant’s account and the participant’s shares, any cash dividends paid thereon and any other unapplied funds will be retained by the Plan Administrator until such time as such participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive payment.
          After closing your account, all cash dividends will be paid to you in cash unless you choose to rejoin the Plan, which you may do at any time by completing and returning to the Plan Administrator an Authorization Form as described in Question 4.

Certain Tax Consequences of Participation in the Plan
     20. What are the Puerto Rico and federal income tax consequences of participation in the Plan?
          The following statements, which are based upon existing tax laws, regulations and rulings on the date of this prospectus, are intended to be a general outline of the likely Puerto Rico and federal income tax consequences to an individual or corporate participant in the Plan. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this summary.
          The information herein provided is a summary and does not purport to be a complete description of the income tax consequences to any participant in the Plan. In particular, it does not address the income tax consequences to an individual participant who is a non-resident alien. Participants should consult their own tax advisors for further information concerning the tax consequences of participation in the Plan.
General Tax Consequences
          (a) In the case of shares of common stock purchased from Popular, Inc. at a discount with cash dividends, the fair market value on the dividend payment date of the shares purchased, plus the amount of any tax withheld, will constitute dividend income to the participant. The participant’s tax basis in such shares will be the fair market value of the shares on the dividend payment date.
          (b) A participant acquiring shares of common stock through optional cash payments under the Plan will not realize taxable income on the purchase of shares for his or her account, except that the participant will have dividend income in the amount of any brokerage commissions or service fees paid by Popular, Inc., if any. The tax basis of shares of common stock purchased for a participant’s Plan account with optional cash payments will be the amount of the optional cash payments plus an allocable share of any brokerage commissions paid by Popular, Inc., if any.
          (c) A participant’s holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the date the shares of common stock are credited to the participant’s account.
          (d) A participant will not realize taxable income when he or she receives certificates for whole shares of common stock credited to the participant’s account, either upon the participant’s request for such certificates or upon termination of the Plan or termination of his or her participation in the Plan.
          (e) A participant will realize gain or loss when the shares of common stock are sold or exchanged, and in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to the participant’s account upon termination of participation in or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof
          (f) In the case of holders of common stock whose dividends are subject to Puerto Rico income tax withholding, Popular, Inc. will withhold the tax from the cash dividends and invest the balance in shares of common stock. Based on a private letter ruling issued by the Puerto Rico Department of the Treasury, Popular, Inc. will not withhold taxes on the additional dividend resulting from the discount in the purchase of shares and any brokerage commissions or service fees paid by Popular, Inc. under the Plan. Popular, Inc. will report the amount of such additional dividend to the Puerto Rico Department of the Treasury and to participants on a calendar year basis. In addition, Popular, Inc. will send participants a letter advising them of their obligation to file Puerto Rico income tax returns and to pay the tax due on the portion of the dividend attributable to the amount of the discount and the brokerage commissions or service fees. In the case of participants who qualify for the special tax of ten percent (10%) on dividends, such special rate will apply to the additional dividend. The statements confirming purchases made for such participants will indicate the amount of tax withheld and the amount of discount received.

Puerto Rico Income Tax Consequences
          Individuals
          (a) An individual participant in the Plan, whether a resident of Puerto Rico or a U.S. citizen who is not a resident of Puerto Rico (a “non-resident U.S. citizen”), will be subject to a special tax equal to ten percent (10%) of the gross amount of each cash dividend distribution. This special tax is in lieu of the ordinary income tax and will be automatically deducted and withheld by Popular, Inc. unless the participant has in effect on the date of the distribution an election not to have the special dividend tax withheld. If such election is made the dividend will be subject to the ordinary income tax rates. In the case of individual participants who are non-resident U.S. citizens, in order to for the ten percent (10%) special withholding income tax not to apply, they are also required to file with the Plan Administrator, in addition to the election not to have the special dividend tax withheld, a Withholding Exemption Certificate to the effect that the individual’s gross income from sources within Puerto Rico for the entire calendar year (including the dividends distributed by Popular, Inc. and any gain from the sale in Puerto Rico of common stock) will not exceed $1,300 if single, or $3,000 if married and living with spouse.
          Furthermore, a non-resident U.S. citizen will be required to file a Puerto Rico income tax return and will be subject to tax at the same tax rates as Puerto Rico residents if his Puerto Rico source gross income exceeds the $1,300 and $3,000 limits. The tax withheld by Popular, Inc. may be credited in the return against the resulting Puerto Rico tax liability, if any, or refunded to the individual as the case may be. Even though the non-resident U.S. citizen may be required to file a Puerto Rico income tax return, he will not be subject to any Puerto Rico income tax liability if his gross income from Puerto Rico sources is $3,400 or less, if single, or $6,150 or less, if married and living with spouse. However, a non-resident U.S. citizen will not be required to file a Puerto Rico income tax return if such participant’s gross income from sources within Puerto Rico consists only of cash dividends on common stock and such dividends are subject to the special 10% tax to be withheld at source.
          (b) In the case of the sale or exchange of common stock held as a capital asset for more than six months, an individual who is a Puerto Rico resident has the option to have his net long term capital gain taxed at a special twelve and one-half percent (12.5%) rate or to include it in his gross income and be subject to the normal tax rates.
          (c) An individual participant who is a non-resident U.S. citizen will not be subject to Puerto Rico income tax on the sale or exchange of common stock if the sale or exchange is effected outside Puerto Rico. lf the sale takes place in Puerto Rico, the gain will be subject to the same capital gain provisions applicable to a Puerto Rico resident and the buyer is required to withhold twelve and one-half percent (12.5%) from the sales price.
          Corporations
          (a) In the case of participant corporations, the special ten percent (10%) tax on dividends and twelve and one-half percent (12.5%) tax on capital gains discussed above will not apply.
          (b) In the case of participant corporations organized in Puerto Rico (“domestic corporations”) and participant corporations organized outside Puerto Rico but that are engaged in trade or business in Puerto Rico (“resident foreign corporations”), the full amount of dividend income will be eligible for the eighty-five percent (85%) dividends received deduction provided the dividend deduction does not exceed eighty-five percent (85%) of the corporate taxpayer’s net taxable income reported in Puerto Rico.
          (c) In the case of participant corporations organized outside Puerto Rico and not engaged in trade or business in Puerto Rico (“non-resident foreign corporations”), the full amount of dividend income will be subject to a ten percent (10%) withholding tax at source. On the sale or exchange of common stock, these non-resident foreign corporations will be subject to a twenty five percent (25%) income tax withholding on the gross amount received to the extent said amount constitutes income from sources within Puerto Rico. However, the tax withheld will be credited against the Puerto Rico income tax liability reported by the corporation on its Puerto Rico return, which would be twenty-nine percent (29%) of the excess capital gains over capital losses from Puerto Rico sources.
          (d) For Puerto Rico tax purposes, the gain from the sale of stock is considered derived from the place where all rights, title and interest on the stock pass from seller to purchaser. In the case of foreign corporations, whether resident or nonresident, if the sale is effected outside Puerto Rico, the gain will not be subject to Puerto Rico income taxes except for certain resident foreign corporations engaged in a financial business or in the business of trading in securities.
          (e) In the case of a domestic corporation holding the common stock as a capital asset for more than six months, gain from the sale or exchange of common stock will be subject to a twenty percent (20%) maximum tax on the capital gain irrespective of where the sale is effected. To the extent the gain constitutes income from sources within Puerto Rico or otherwise constitutes income effectively connected with a Puerto Rico business, a resident foreign corporation holding the common stock as a capital asset for more than six months will also be subject to this maximum twenty percent (20%) tax rate.
          Institutional Investors
          Dividends paid to certain institutional investors such as life insurance companies may or may not be subject to Puerto Rico income tax. Participants should contact their own tax advisors as to the applicability of this exemption.
          Pending Legislation
          The Governor of Puerto Rico recently presented to the Puerto Rico Legislature a comprehensive tax reform proposal that would, among other things, eliminate the preferential 10% income tax rate applicable to dividend payments discussed above and would subject such dividends to Puerto Rico income taxation at the regular income tax rates applicable to ordinary income. Said proposed tax reform will also eliminate the preferential long term capital gains rates discussed above on the sale or exchange of the common stock and will allow an inflation adjustment to the tax basis of the shares for purposes of determining the gain subject to tax. The proposed tax reform will reduce the dividend-received deduction available to corporate shareholders from 85% to 75%, in the case of corporate shareholders having an ownership interest of less than 20% of the company making the dividend payment. There is no assurance that the Legislature of Puerto Rico will enact the Governor’s tax-reform proposal..
Federal Income Tax Consequences
          (a) In the case of a participant who is a U.S. citizen not a resident of Puerto Rico, dividend distributions from Popular, Inc. and gain from the sale of common stock will have to be included in full in his or her federal income tax return. However, Puerto Rico taxes paid may generally be taken as a foreign tax credit against the United States income tax liability, or in the alternative, as an itemized deduction.
          (b) In the case of a participant who is a U.S. citizen and a bona fide resident of Puerto Rico for the entire taxable year, dividend distributions from Popular, Inc. and gain from the sale of common stock are excludable from federal income taxation.
          (c) In the case of a participant which is a United States corporation, the full amount of dividends distributed will be included in gross income and not be eligible for the dividends received deduction. However, taxes paid in Puerto Rico may generally be taken as a foreign tax credit or as a deduction in determining the federal income tax responsibility of said participant.

Other Information
     21. Can I pledge or transfer the shares held in my account?
          You may not pledge or transfer the shares credited to your account unless you have requested and received certificates for such shares registered in your name. Refer to Question 18 to see how you can sell the shares credited to your Plan account.
     22. What happens if I sell or transfer some or all of the shares registered in my name?
          If you sell or transfer a portion of the shares registered in your name and you have chosen the Full Dividend Reinvestment option, dividends on all shares remaining registered in your name will continue to be reinvested. If you have chosen the Partial Dividend Reinvestment option, dividends on a number of shares remaining registered in your name up to the number of shares originally authorized will continue to be reinvested.
     23. What happens if Popular, Inc. has a rights offering?
          A rights offering takes place when Popular, Inc. issues to existing shareholders the right to purchase additional shares of common stock in proportion to the shares they already own. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in your Plan account.
          A rights offering such as the one referred to in this Question 23 is not related to the Preferred Rights attached to the shares of Popular, Inc. common stock, as described on page 17 of this prospectus.
     24. What happens if Popular, Inc. issues a stock dividend or declares a stock split?
          Any stock dividends or split shares distributed by Popular, Inc. on shares registered in your name or credited to your Plan account will be added to your Plan account and reflected in the account statement described in Question 16.
     25. May I vote the shares credited to my Plan account at shareholders’ meetings?
          Yes. In connection with all Popular, Inc. annual or special meetings of shareholders you will be sent a proxy card representing both the shares registered in your name and the shares held in your Plan account. Those shares will be voted as you indicate on the returned card or as otherwise set forth in the proxy materials.
     26. What are the responsibilities of Popular, Inc., the Plan Administrator, the Agent and the Information Agent under the Plan?
          Popular, Inc., the Plan Administrator, the Agent and any Information Agent appointed by Popular, Inc. will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made, check clearing or fluctuations in the market value of Popular, Inc. common stock. You should recognize that Popular, Inc., the Plan Administrator, the Agent and any Information Agent cannot provide you with any assurance of a profit or protection against a loss on the shares of common stock purchased or held for you under the Plan. Popular, Inc., the Plan Administrator, the Agent and any Information Agent and their agents will not have any responsibility beyond the exercise of ordinary care for any action taken or omitted to be taken in connection with the Plan, nor do they have any duties, responsibilities or liabilities other than those expressly set forth in the Plan.

          You should be aware and are cautioned that this prospectus does not represent a change in Popular, Inc.’s dividend policy nor a guarantee of future dividends, which will continue to depend upon our earnings, financial requirements, governmental regulations and other factors.
     27. What happens if the Agent cannot purchase shares for the Plan in the open market?
          In the event that applicable law or the closing of securities’ markets requires the temporary curtailment or suspension of open market purchases of shares under the Plan, the Agent will not be accountable for its inability to make purchases at such times. If shares of common stock are not available for purchase for a period longer than thirty-five days, the Plan Administrator will promptly mail you a check payable to your order in the amount of any unapplied funds in your account.
     28. May the terms of the Plan be changed or the Plan suspended or discontinued?
          Yes. We reserve the right to modify the terms of the Plan at any time and from time to time, and we may suspend or terminate the Plan at any time, including the period between a record date and a dividend payment date, in each case in our sole discretion. All participants will be notified by mail of any material amendment or modification, or of any suspension or termination.
          Upon termination of the Plan, the Plan Administrator will return any uninvested optional cash payments, issue a certificate for the whole shares of common stock credited to your Plan account, and make a cash payment equal to the net proceeds from the sale of any fractional share credited to your account.
     29. Can Popular, Inc. name successor Plan Administrators or Agents?
          Yes. We may from time to time designate a bank, trust company, brokerage firm or other financial institution as successor Plan Administrator or Agent under the Plan.
     30. Can my interest in the Plan be terminated by Popular, Inc. or the Plan Administrator?
          Yes. Popular, Inc. or the Plan Administrator may terminate any participant’s participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities or transactional profit activities, by notice in writing mailed to the participant. The Plan Administrator will follow the procedures for termination set forth in Question 19 in connection with any termination.
     31. Does the Plan offer safekeeping services?
          Yes. If you own Popular, Inc. stock certificates, you may send them to the Plan Administrator for deposit as book-entry shares held in your Plan account. Such certificates should be sent by registered mail in transferable form and must be accompanied by your written request that the shares of common stock evidenced thereby be added to your Plan account.
     32. May I use the safekeeping services even if I don’t participate in other features of the Plan?
          Yes. Shareholders, whether or not they participate in other features of the Plan, may deposit some or all of their certificates of common stock with the Plan Administrator for safekeeping. There is no cost for this service. To use this service, you should send your certificates to the Plan Administrator by registered mail in transferable form with written instructions to deposit them in safekeeping. Unless you elect to have your dividends reinvested in accordance with the terms of the Plan, dividends on all the shares deposited for safekeeping will be paid in cash.

     33. What is the policy on returned checks and insufficient funds?
          In the event that any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25.00 administrative charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by the Plan Administrator through the sale of the number of shares from your account necessary to satisfy the fees.
     34. What is sufficient notice to a participant?
          Any notice or certificate which by any provision of the Plan is required to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the participant at the participant’s address as it shall last appear on the Plan Administrator’s records.
     35. Who interprets the Plan and what law governs?
          Popular, Inc. will determine any question of interpretation under the Plan under the laws of the Commonwealth of Puerto Rico, and any such determination will be final.
STOCKHOLDER PROTECTION RIGHTS AGREEMENT
          Pursuant to a Stockholder Protection Rights Agreement, dated as of August 13, 1998, holders of shares of our common stock outstanding at the close of business on August 28, 1998 received the right, or a “Preferred Right,” to purchase one one-hundredth of a share of our Series A Participating Cumulative Preferred Stock on the terms set forth in the Stockholder Protection Rights Agreement. There is one Preferred Right attached to each share of our common stock outstanding. In addition, as long as the Preferred Rights are attached to our common stock, one Preferred Right will be issued with each new share of our common stock issued. At the time the Preferred Rights become exercisable, separate certificates will be issued and the Preferred Rights could begin to trade separately from our common stock. Preferred Rights become exercisable (i) on the first date we announce that a person or group has acquired 10% or more of the shares of our common stock then outstanding, or (ii) on the close of business on the tenth business day after the commencement of a tender or exchange offer which, if consummated, would result in such person becoming the beneficial owner of 10% or more of our common stock. The Preferred Rights may be deemed to have an anti-takeover effect and generally may cause substantial dilution to a person or group that attempts to acquire us under circumstances not approved by our Board of Directors.
USE OF PROCEEDS
          We may use the net proceeds from the sale of any shares of common stock purchased directly from us with reinvested dividends for:
•	general corporate purposes, including investments in, or extensions of credit to, existing and future subsidiaries,

•	the acquisition of other banking and financial institutions, and

•	repayment of outstanding borrowings.
          We do not at present have any plans to use the proceeds from any offering for a material acquisition or to repay outstanding borrowings. We will not receive any proceeds from purchases of common stock made by the

Agent in the open market with initial or optional cash payments. We are unable to estimate the number of shares that will be purchased directly from Popular, Inc. under the Plan or the amount of proceeds from the sale such shares.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
          The SEC allows us to incorporate by reference the information we file with them, which means:
•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.
          We incorporate by reference the documents listed below which Popular, Inc. filed with the SEC under the Securities Exchange Act:
          1. The Annual Report on Form 10-K for the year ended December 31, 2005;
          2. The Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
          3. The Current Reports on Form 8-K, dated March 13, 2006, April 28, 2006, and May 2, 2006;
          4. The Registration Statement on Form 8-A, filed with the SEC on August 18, 1988, pursuant to Section 12(g) of the Securities Exchange Act relating to Popular, Inc. common stock; and
          5. The Registration Statement on Form 8-A filed with the SEC on August 28, 1998, pursuant to Section 12(g) of the Securities Exchange Act pursuant to which Popular, Inc. registered its Series A Participating Cumulative Preferred Stock Purchase Rights.
          We also incorporate by reference each of the following documents that Popular, Inc. will file with the SEC after the date of this prospectus until this offering is completed:
•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.
          You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.
          You may request a copy of any filings referred to above (excluding exhibits, other than exhibits that are specifically incorporated by reference in those filings), at no cost, by contacting us at the following address: Ileana González, Senior Vice President, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 009396-2708. Telephone requests may be directed to (787) 765-9800. You may also access this information at our website at http://www.popularinc.com.

WHERE YOU CAN FIND MORE INFORMATION
          We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov or at our web site at http://www.popularinc.com. You may also read and copy any document we file by visiting the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.
          We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
FORWARD LOOKING STATEMENTS
          Certain statements in this prospectus are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to Popular’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on Popular’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.
          These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those contemplated by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:
•	the rate of growth in the economy, as well as general business and economic conditions;

•	changes in interest rates, as well as the magnitude of such changes;

•	the fiscal and monetary policies of the federal government and its agencies;

•	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets;

•	the performance of the stock and bond markets;

•	competition in the financial services industry;

•	possible legislative or regulatory changes; and

•	difficulties in combining the operations of acquired entities.
All forward-looking statements included in this prospectus are based upon information available to Popular as of the date of this document, and we assume no obligation to update or revise any such forward-looking statements.

LEGAL MATTERS
          Brunilda Santos de Alvarez, Esq., Executive Vice President and Chief Legal Officer of Popular, Inc., will pass upon the validity of the common stock to be issued pursuant to the Plan. As of June 2, 2006, she owned approximately 47,796 shares of Popular, Inc. common stock directly and pursuant to Popular, Inc.’s employee stock ownership plan. She also held stock options to acquire 92,747 shares of common stock pursuant to Popular, Inc.’s stock option plan as of the date of this prospectus.
EXPERTS
          The financial statements and management’s assessment of the effectiveness of the internal control over financial reporting (which is included in Management’s Assessment of Internal Control over Financial Reporting) incorporated in this prospectus by reference to Popular Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting related to the presentation and classification of certain cash flows in the statements of cash flows) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

POPULAR, INC.
DIVIDEND REINVESTMENT
AND
STOCK PURCHASE PLAN

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$	*	*
Legal fees and expenses		10,000
Printing expenses		25,000
Accounting fees and expenses		7,500
Miscellaneous expenses		5,000
TOTAL

*	All of such items except the registration fee are estimated. All of such expenses will be borne by Popular, Inc.

**	Deferred pursuant to Rule 456 and 457 under the Securities Act of 1933
Item 15. Indemnification of Directors and Officers.
     Popular, Inc. is a Puerto Rico corporation.
          (a) Article ELEVENTH of the Restated Certificate of Incorporation of Popular, Inc. provides the following:
     (1) Popular, Inc. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Popular, Inc.) by reason of the fact that he is or was a director, officer, employee or agent of Popular, Inc., or is or was serving at the written request of Popular, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Popular, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Popular, Inc. and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (2) Popular, Inc. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Popular, Inc. to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Popular, Inc., or is or was serving at the written request of Popular, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Popular, Inc., except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Popular, Inc. unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee or agent of Popular, Inc. has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (4) Any indemnification under paragraph l or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by Popular, Inc. only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.
     (5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Popular, Inc. in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall untimely be determined that he is entitled to be indemnified by Popular, Inc. as authorized in this Article ELEVENTH.
     (6) The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, Popular, Inc. may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of Popular, Inc., or is or was serving at the written request of Popular, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Popular, Inc. would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other state of the United States or foreign country as may be applicable.
          (b) Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.
          (c) Article 4.08 of the PR-GCA authorizes a Puerto Rico Corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.
          (d) The Company maintains a directors’ and officers’ liability insurance policy.

Item 16. Exhibits.

(4)(a)	-	Articles of Incorporation of Popular, Inc. (incorporated by reference to Exhibit 3.1 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

(4)(b)	-	Bylaws of Popular, Inc. (incorporated by reference to Exhibit 4.2 of the Corporation’s Registration Statement on Form S-8 (No. 333-80169) filed with the SEC on June 8, 1999).

(4)(c)	-	Form of certificate for Popular, Inc. common stock (incorporated by reference to Exhibit 4.1 of Popular, Inc. Annual Report on Form 10-K for the year ended December 31, 1998)

(4)(d)	-	Stockholder Protection Rights Agreement, dated as of August 13, 1998 by and between Popular, Inc. and Banco Popular de Puerto Rico as Rights Agent, including Form of Rights Certificate attached as Exhibit B thereto. (incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 13, 1998).

(4)(e)	-	Certificate of Designation, Preferences and Rights of Series A Participating Cumulative Preferred Stock, dated August 3, 1999 (incorporated by reference to Exhibit 99.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 3, 1999).

(5)	-	Opinion of Brunilda Santos de Alvarez, Esq., Executive Vice President and Chief Legal Officer, as to validity.

(8)	-	Opinion of Pietrantoni Méndez & Alvarez LLP regarding tax matters.

(23)(a)	-	Consent of PricewaterhouseCoopers LLP.

(23)(b)	-	Consent of Brunilda Santos de Alvarez, Esq. (included in Exhibit (5)).

(23)(c)	-	Consent of Pietrantoni Méndez & Alvarez LLP (included in Exhibit (8)).

(24)	-	Powers of Attorney (included on pages II-4 through II-5).

99(a)	-	Specimen Authorization Form (English version).

99(b)	-	Specimen Authorization Form (Spanish version).

99(c)	-	Specimen Broker and Nominee Form.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and then offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on the 16th day of June, 2006.

POPULAR, INC.
(Registrant)

By:	/s/ Jorge A. Junquera

Name:	Jorge A. Junquera
Title:	Senior Executive Vice President and
Chief Financial Officer
POWER OF ATTORNEY
               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrion, David H. Chafey, Jr., Jorge A. Junquera, Brunilda Santos de Alvarez and Richard Barrios, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard L. Carrión Richard L. Carrión	Chairman of the Board, President and Chief Executive Officer	June 16, 2006

/s/ Juan J. Bermúdez Juan J. Bermúdez	Director	June 16, 2006

/s/ José B. Carrión, Jr. José B. Carrión, Jr.	Director	June 16, 2006

/s/ María Luisa Ferré María Luisa Ferré	Director	June 16, 2006

/s/ Manuel Morales, Jr. Manuel Morales, Jr.	Director	June 16, 2006

/s/ Francisco M. Rexach, Jr. Francisco M. Rexach, Jr.	Director	June 16, 2006

/s/ Frederic V. Salerno Frederic V. Salerno	Director	June 16, 2006

/s/ William J. Teuber, Jr. William J. Teuber, Jr.	Director	June 16, 2006

/s/ José R. Vizcarrondo José R. Vizcarrondo	Director	June 16, 2006

/s/ Jorge A. Junquera Jorge A. Junquera	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 16, 2006

/s/ Ileana González Ileana González	Senior Vice President and Comptroller (Principal Accounting Officer)	June 16, 2006

II-5